Exhibit 3.4

AMENDED OCTOBER 3, 2001

LIMITED LIABILITY COMPANY AGREEMENT

OF

FOSTER WHEELER LLC

LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Foster Wheeler LLC (the “Company”), dated as of the 28th day of February, 2001, by and between the Company and Foreign Holdings Ltd., a Bermuda company (the “Member” and, together with any other member admitted to the Company pursuant to the terms of this Agreement, the “Members”).

W I T N E S S E T H :

WHEREAS, the Company was formed on February 9, 2001, pursuant to the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”); and

WHEREAS, the Member desires to participate in the Company for the purpose of engaging in any act or activity for which limited liability companies may be organized under the Act, in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto do hereby mutually covenant and agree as follows:

1.             Formation.  The Company has been previously formed as a limited liability company pursuant to the provisions of the Act by Thomas R. O’Brien, an authorized person, by the filing of the Certificate of Formation of the Company (the “Certificate of Formation”) with the Secretary of the State of Delaware.  The Member hereby adopts, confirms and ratifies said Certificate of Formation and all acts taken by the authorized person in connection therewith.

2.             Name.  The name of the limited liability company is “FOSTER WHEELER LLC”.  All business of the Company shall be conducted under such name.

3.             Purpose.  The Company is organized for the purpose of engaging in any act or activity for which limited liability companies may be organized under the Act, in accordance with this Agreement.

4.             Managers.

(a)           The Members may appoint one or more managers each as “manager” of the Company within the meaning of the Act (the “Managers”) to manage the business and affairs of the Company.  The Managers shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by a manager of a limited liability company under the laws of the State of Delaware.

(b)           The decisions of the Managers, unless otherwise agreed by a majority of the Managers (including delegating the power to make certain decisions or take actions to specified Managers), are to be taken by a majority vote of all the Managers appointed at the time of the action.  Subject to the previous sentence, the Managers may take such action without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth such action taken, is signed by a majority of the Managers.

(c)           The Managers shall hold office until death, resignation or removal at the discretion of the Members.  If the position of a Manager becomes vacant, the Members shall appoint his or her successor.

5.             Officers.

(a)           The Members or the Managers may appoint one or more officers (the “Officers”) of the Company to run the day-to-day business and affairs of the Company.  Such Officers may engage in any activities in connection with the Company’s purposes and activities as set forth in Section 3.  All such Officers shall act in accordance with this Agreement and any resolution adopted by the Members or Managers.  When the duties do not conflict, any two or more offices may be held by the same individual.  The Officers may include, but not be limited to, a President, a Vice President, a Secretary, an Assistant Secretary, a Treasurer and an Assistant Treasurer.

(b)           The President shall be the chief executive officer of the Company and shall have such powers and perform such duties as are prescribed from time to time in connection with his or her appointment.

(c)           In the absence or disability of the President, any Vice President shall have the authority to perform all of the duties of the President and when so acting shall have all the powers of, and be subject to all of the restrictions upon, the President.  Vice Presidents shall have such other powers and perform such other duties as are prescribed from time to time in connection with their appointment.

(d)           The Secretary shall keep the seal of the Company and affix the same to all instruments executed by the Company which require it, maintain custody of and keep books of record and account, minutes of the meetings and proceedings of the Company and other records of the Company and generally perform all duties which pertain to the Secretary’s office.

(e)           The Assistant Secretary shall perform the duties and exercise the powers of the Secretary in the absence or disability of the Secretary.

(f)            The Treasurer shall have charge and custody of and be responsible for all funds and securities of the Company and shall deposit all such funds to the credit of the Company in such depositories as may be designated from time to time by the Managers.  The Treasurer shall disburse the funds of the Company as may from time to time be ordered by the

Managers or the President.  The Treasurer shall render to the President, the Managers and the Members upon request an account of all his or her transactions as Treasurer.

(g)           The Assistant Treasurer shall perform the duties and exercise the powers of the Treasurer in the absence or disability of the Treasurer.

(h)           The General Counsel shall be the chief legal officer of the Company and shall perform all functions and duties incidental to that position and such other duties as may from time to time be assigned by the President or the Managers.  (Amended October 3, 2001)

(i)            The Deputy General Counsel shall perform the duties and exercise the powers of the General Counsel in the absence or disability of the General Counsel.  (Amended October 3, 2001)

6.             Registered Office and Agent.  The Company may establish any place of business as the Members may from time to time deem advisable.  The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.  The name and address of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

7.             Dissolution.  The Company shall dissolve, and its affairs shall be wound up upon the unanimous election by the Members so to dissolve, liquidate and terminate the Company.  Notwithstanding anything to the contrary contained herein, the bankruptcy, death, dissolution, expulsion or incapacity of a Member, or the occurrence of any other event which terminates the continued membership of a Member in the Company, shall not cause the dissolution of the Company, and the Members are expressly authorized to continue the business of the Company in such event, without any further action on the part of the Members.

8.             Initial Capital Contributions.  Each Member has contributed the property set forth on Exhibit A as its capital contribution to the Company.

9.             Additional Contributions.  No Member shall be required to make any additional capital contribution to the Company without such Member’s consent.  A Member may make additional capital contributions to the Company with the unanimous written consent of the other Members.

10.           Distributions.  Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Members.  Such distributions shall be allocated among the Members in proportion to the percentage interests of the Members, as set forth on Exhibit A attached hereto (the “Membership Interests”).

11.           Transfers.  A Member may not transfer, assign, pledge, hypothecate or encumber, in whole or in part, its interest in the Company, without the prior written consent of all the other Members.

12.           Admission of Additional Members.  One or more additional members of the Company may be admitted to the Company with the consent of Members representing 100% of the Membership Interests in the Company.

13.           Limitation on Liability of Members.  The Members shall not be bound by, or be personally liable for, by reason of being a Member, a judgment, decree or order of a court or in any other manner, for the expenses, liabilities or obligations of the Company, and the liability of each Member shall be limited solely to the amount of its capital contributions.

14.           Limitation on Liability and Indemnification of Managers and Officers.

(a)           No Manager or Officer shall be liable to the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Manager or Officer in connection with any matter arising from, or related to, or in connection with this Agreement or the Company’s business or affairs; provided, however, that the foregoing shall not eliminate or limit the liability of any Manager or Officer if a judgment or other final adjudication adverse to the Manager or Officer establishes that the Manager’s or Officer’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the Manager or Officer personally gained in fact a financial profit or other advantage to which the Manager or Officer was not legally entitled.

(b)           The Company shall, to the fullest extent permitted by the Act, indemnify and hold harmless, each Manager and Officer against any losses, claims, damages or liabilities to which the Manager or Officer may become subject in connection with any matter arising from, related to, or in connection with, this Agreement or the Company’s business or affairs; provided, however, that it shall be within the discretion of the Members whether to advance any funds in advance of disposition of any action, suit or proceeding and provided further that no indemnification may be made to or on behalf of any Manager or Officer if a judgment or other final adjudication adverse to the Manager or Officer establishes (i) that the Manager’s or Officer’s acts were, committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (ii) that the Manager or Officer personally gained in fact a financial profit or other advantage to which the Manager or Officer was not legally entitled.

(c)           Notwithstanding anything else contained in this Agreement, the indemnity obligations of the Company under paragraph (b) above shall:

(i)            be in addition to any liability that the Company may otherwise have;

(ii)           inure to the benefit of the successors, assigns, heirs, and personal representatives of each Manager or Officer; and

(iii)          be limited to funds of the Company that would otherwise be available for distribution to the Members in accordance with the terms hereof.

15.           Governing Law.  This Agreement, including its existence, validity, construction and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware.

16.           Amendments.  The vote of all of the Members and the Company shall be necessary to amend or repeal this Agreement or to adopt a new limited liability company agreement.

IN WITNESS WHEREOF, the Member has entered into this Agreement as of the day and year first above written.

FOREIGN HOLDINGS LTD.
as sole Member

By:	/s/ Gilles A. Renaud
	Name:	Gilles A. Renaud
	Title:	Director and President

FOSTER WHEELER LLC

By:	/s/ Thomas R. O’Brien
	Name:	Thomas R. O’Brien
	Title:	Manager

EXHIBIT A

LIST OF MEMBERS, CAPITAL CONTRIBUTIONS

AND MEMBERSHIP INTERESTS

Member Name and Address	Capital Contribution	Membership Interest	Units Issued

Foreign Holdings Inc. Hamilton HM 11 Bermuda	$1000	100%	1,000